Schneider National, Inc. Announces First Quarter 2022 Results
•Operating Revenues $1.6 billion; $1.2 billion in 2021
•Income from Operations $135 million; Adjusted Income from Operations $148 million
•Diluted Earnings Per Share $0.52; Adjusted Diluted Earnings Per Share $0.57
•Increased full year Adjusted Diluted Earnings per Share guidance to $2.55 - $2.70

Green Bay, Wis. - April 28, 2022 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three months ended March 31, 2022.

“During our five years as a public company, we have achieved meaningful progress toward our strategic objectives,” said Mark Rourke, Chief Executive Officer and President of Schneider. “We set out to build a leading multimodal transportation platform that operates at scale and is resilient through business cycles. The progress we have made, as further evidenced by our first quarter results, provides momentum and excitement for the future.”

“During the first quarter, revenue management and new dedicated business helped mitigate inflationary cost pressures and ongoing capacity headwinds in our network truckload business. Our recent acquisition, Midwest Logistics Systems, is performing well, and we have begun to realize anticipated synergies,” Rourke continued. “Revenue per order grew 16% in our Intermodal segment, supported by container additions and effective revenue management, while our Logistics segment, augmented by expansion of our Power Only offering and Schneider FreightPower®, grew both revenue and earnings over the prior year and delivered a record operating ratio of 92.3%.”
Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended March 31,
(in millions, except ratios & per share amounts)	2022	2021	Change
Operating revenues	$1,620.5	$1,228.6	32%
Revenues (excluding fuel surcharge)	1,454.5	1,138.4	28%
Income from operations	135.1	76.2	77%
Adjusted income from operations	148.4	76.2	95%
Operating ratio	91.7%	93.8%	210 bps
Adjusted operating ratio	89.8%	93.3%	350 bps
Net income	$92.1	$54.8	68%
Adjusted net income	102.1	54.8	86%
Diluted earnings per share	0.52	0.31	68%
Adjusted diluted earnings per share	0.57	0.31	84%
Weighted average diluted shares outstanding	178.5	177.8	0.7

Enterprise Results

Enterprise income from operations for the first quarter of 2022 was $135.1 million, an increase of $58.9 million, or 77%, compared to the same quarter in 2021. Gains on the sales of equipment were immaterial in both comparative periods. First quarter 2022 income from operations included a $50.9 million net gain related to a property sale which closed in the quarter. In addition, first quarter results included two items that negatively impacted income from operations. The first item was an adverse court ruling on April 25, 2022 in a previously-disclosed litigation with the former owners of Watkins and Shepard Trucking (WSL). The Company reserved $59.0 million for this matter, which includes compensatory damages, interest, and attorneys’ fees, and is currently evaluating all options regarding this judgment. The second item involves an adverse state tax audit assessment for prior reporting years amounting to $5.2 million that the Company plans to appeal. Considering these items, adjusted income from operations for the first quarter of 2022 was $148.4 million, an increase of $72.2 million, or 95%, compared to the prior year.

At March 31, 2022, the Company had a total of $211.7 million outstanding on various debt instruments compared to $270.3 million as of December 31, 2021. The Company had cash and cash equivalents of $272.6 million and $244.8 million as of March 31, 2022, and December 31, 2021, respectively.

In January 2022, the Company’s Board of Directors declared an $0.08 dividend payable to shareholders of record as of March 11, 2022. This dividend was paid on April 8, 2022. On April 25, 2022, the Company’s Board of Directors declared an $0.08 dividend payable to shareholders of record as of June 10, 2022, expected to be paid on July 11, 2022.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the first quarter of 2022 were $548.4 million, an increase of $96.7 million, or 21%, compared to the same quarter in 2021, primarily due to dedicated new business growth, the inclusion of MLS, and favorable revenue and network management, partially offset by a lower Truckload network fleet count and lower productivity mainly related to early first quarter COVID-impacts. Truckload revenue per truck per week was $4,186, an increase of 13% compared to the same quarter in 2021.

Truckload income from operations was $119.4 million in the first quarter of 2022, an increase of $81.1 million, or 212%, compared to the same quarter in 2021, primarily due to the earnings impact of the gain on a property sale as referenced above and effective revenue and network management, partially offset by higher driver and related costs. Truckload segment operating ratio was 78.2% in the first quarter of 2022, compared to 91.5% in the first quarter of 2021. Operating ratio in the first quarter was impacted 930 basis points by the gain on property sale.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the first quarter of 2022 were $302.1 million, an increase of $46.3 million, or 18%, compared to the same quarter in 2021 primarily due to a 16% improvement in revenue per order compared to the first quarter of 2021, as well as volume growth, despite fluidity challenges. Intermodal grew its container count by over 2,200 units in the quarter which represents year-over-year fleet growth of 26%.

Intermodal income from operations for the first quarter of 2022 was $38.9 million, an increase of $18.9 million, or 95%, compared to the same quarter in 2021, primarily driven by constructive revenue management partially offset by higher rail and dray driver costs. Intermodal operating ratio was 87.1% in the first quarter of 2022, compared to 92.2% in the first quarter of 2021.

Logistics

Logistics revenues (excluding fuel surcharge) for the first quarter of 2022 were $545.7 million, an increase of $189.8 million, or 53%, compared to the same quarter in 2021 due to increased revenue per order and 24% brokerage volume growth over the prior year.

Logistics income from operations for the first quarter of 2022 was $41.9 million, an increase of $26.0 million, or 164%, compared to the same quarter in 2021, primarily due to increased net revenue per order and volume as cited above, enabled by increased contribution from the Company’s Power Only offering and digital capabilities of Schneider FreightPower®. Logistics operating ratio was 92.3% in the first quarter of 2022, compared to 95.5% in the first quarter of 2021.

Business Outlook

“We anticipate steady improvements to network and supply chain fluidity throughout 2022,” Rourke commented. “Based on our first quarter results and company-specific market positioning, our updated full year adjusted diluted earnings per share guidance is $2.55 - $2.70, an increase from our prior guidance of $2.35 - $2.55. Our full year guidance for net capital expenditures is updated to $500 million, up from approximately $450 million.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2022 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.
Schneider National, Inc. and its subsidiaries (together “Schneider,” the “Company,” “we,” “us,” or “our”) are among the largest providers of surface transportation and logistics solutions in North America. We offer a multimodal portfolio of services and possess an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the movement of customer products timely, safely, and effectively. The Company offers truckload, intermodal, and logistics services to a diverse customer base throughout the continental United States, Canada, and Mexico, thus adding value to their supply chains. We were founded in 1935 and have been a publicly held holding company since our initial public offering in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR.

Our diversified portfolio of complementary service offerings combines truckload services with intermodal and logistics offerings, enabling us to serve the varied needs of our customers. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-controlled revenue equipment and company drivers or owner-operators under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, revenue equipment, labor, systems, and delivery services tailored to meet individual customer requirements and which typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. We also provide comprehensive logistics services with a network of thousands of reliable third-party carriers, and through a China-based subsidiary, we offer limited transportation and logistics services in China which consist primarily of brokerage services. Additionally, we lease equipment to third parties through our wholly owned subsidiary Schneider Finance, Inc., which is primarily engaged in leasing trucks to owner-operators, including, but not limited to, owner-operators with whom we contract, and we provide insurance for both company drivers and owner-operators through our wholly owned insurance subsidiary.

Conference Call and Webcast Information
The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through May 5th by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13727966. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com, along with the current quarterly investor presentation.

Contact:    Steve Bindas, Director of Investor Relations
    920-357-SNDR
    investor@schneider.com
    Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Operating revenues	$1,620.5	$1,228.6
Operating expenses:
Purchased transportation	740.1	558.5
Salaries, wages, and benefits	337.5	267.1
Fuel and fuel taxes	110.2	63.8
Depreciation and amortization	83.8	73.1
Operating supplies and expenses—net	89.5	136.1
Insurance and related expenses	26.4	24.4
Other general expenses	97.9	29.4
Total operating expenses	1,485.4	1,152.4
Income from operations	135.1	76.2
Other expenses (income):
Interest income	(0.4)	(0.8)
Interest expense	2.8	3.4
Other expense—net	9.2	0.8
Total other expenses—net	11.6	3.4
Income before income taxes	123.5	72.8
Provision for income taxes	31.4	18.0
Net income	$92.1	$54.8

Weighted average shares outstanding	177.7	177.4
Basic earnings per share	$0.52	$0.31

Weighted average diluted shares outstanding	178.5	177.8
Diluted earnings per share	$0.52	$0.31

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$272.6	$244.8
Trade accounts receivable—net	754.4	705.4
Other current assets	370.3	298.3
Net property and equipment	2,048.1	2,051.0
Other noncurrent assets	641.2	637.8
Total Assets	$4,086.6	$3,937.3

Liabilities and Shareholders’ Equity
Trade accounts payable	$400.2	$331.7
Current maturities of debt and finance lease obligations	1.8	61.4
Other current liabilities	323.9	297.1
Long-term debt and finance lease obligations	209.9	208.9
Deferred income taxes	480.2	451.0
Other noncurrent liabilities	165.7	163.4
Shareholders’ Equity	2,504.9	2,423.8
Total Liabilities and Shareholders’ Equity	$4,086.6	$3,937.3

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$135.6	$101.1
Net cash used in investing activities	(34.4)	(11.9)
Net cash used in financing activities	(73.4)	(12.5)
Net increase in cash and cash equivalents	$27.8	$76.7

Net capital expenditures	$(9.9)	$3.4

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended March 31,
(in millions)	2022	2021
Truckload	$548.4	$451.7
Intermodal	302.1	255.8
Logistics	545.7	355.9
Other	85.3	98.4
Fuel surcharge	166.0	90.2
Inter-segment eliminations	(27.0)	(23.4)
Operating revenues	$1,620.5	$1,228.6

Income (Loss) from Operations by Segment

	Three Months Ended March 31,
(in millions)	2022	2021
Truckload	$119.4	$38.3
Intermodal	38.9	20.0
Logistics	41.9	15.9
Other	(65.1)	2.0
Income from operations	$135.1	$76.2

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance.

Truckload

The following table presents the KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.

Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

Beginning in 2022, MLS impacts are included within dedicated operations below.

	Three Months Ended March 31,
	2022	2021
Dedicated
Revenues (excluding fuel surcharge) (1)	$280.1	$184.8
Average trucks (2) (3)	5,720	4,143
Revenue per truck per week (4)	$3,861	$3,506
Network
Revenues (excluding fuel surcharge) (1)	$266.7	$264.9
Average trucks (2) (3)	4,582	5,396
Revenue per truck per week (4)	$4,591	$3,859
Total Truckload
Revenues (excluding fuel surcharge) (5)	$548.4	$451.7
Average trucks (2) (3)	10,302	9,539
Revenue per truck per week (4)	$4,186	$3,706
Average company trucks (3)	8,224	7,067
Average owner-operator trucks (3)	2,078	2,472
Trailers (6)	40,480	36,823
Operating ratio (7)	78.2%	91.5%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended March 31,
	2022	2021
Orders (1)	110,227	108,785
Containers	27,423	21,795
Trucks (2)	1,596	1,628
Revenue per order (3)	$2,679	$2,300
Operating ratio (4)	87.1%	92.2%
(1)Based on delivered rail orders.
(2)Includes company and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated.

	Three Months Ended March 31,
	2022	2021
Operating ratio (1)	92.3%	95.5%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage such fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended March 31,
(in millions)	2022	2021
Operating revenues	$1,620.5	$1,228.6
Less: Fuel surcharge revenues	166.0	90.2
Revenues (excluding fuel surcharge)	$1,454.5	$1,138.4

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended March 31,
(in millions)	2022	2021
Income from operations	$135.1	$76.2
Litigation and audit assessments (1) (2)	64.2	—
Property gain—net (3)	$(50.9)	$—
Adjusted income from operations	$148.4	$76.2
(1)Includes $5.2 million in charges related to an adverse audit assessment for prior period state sales tax on rolling stock equipment used within that state.
(2)Includes a $59.0 million adverse judgment related to a lawsuit with former owners of WSL, inclusive of prejudgment interest and the former owners’ attorneys’ fees.
(3)Net gain on the sale of our Canadian facility due to a change in approach to servicing Canada.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended March 31,
(in millions, except ratios)	2022	2021
Total operating expenses	$1,485.4	$1,152.4
Divide by: Operating revenues	1,620.5	1,228.6
Operating ratio	91.7%	93.8%

Total operating expenses	$1,485.4	$1,152.4
Adjusted for:
Fuel surcharge revenues	(166.0)	(90.2)
Litigation and audit assessments	(64.2)	—
Property gain—net	50.9	—
Adjusted total operating expenses	$1,306.1	$1,062.2

Operating revenues	$1,620.5	$1,228.6
Less: Fuel surcharge revenues	166.0	90.2
Revenues (excluding fuel surcharge)	$1,454.5	$1,138.4

Adjusted operating ratio	89.8%	93.3%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended March 31,
(in millions)	2022	2021
Net income	$92.1	$54.8
Litigation and audit assessments	64.2	—
Property gain—net	(50.9)	—
Income tax effect of non-GAAP adjustments (1)	(3.3)	—
Adjusted net income	$102.1	$54.8
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share (1)

	Three Months Ended March 31,
	2022	2021
Diluted earnings per share	$0.52	$0.31
Non-GAAP adjustments, tax effected	0.06	—
Adjusted diluted earnings per share	$0.57	$0.31
(1) Table may not sum due to rounding.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 18, 2022, subsequent Reports on Form 10-Q and 8-K, and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to: our ability to successfully integrate MLS into Schneider’s group structure; our ability to achieve our forecasted synergies associated with our acquisition of MLS; our ability to retain MLS’ drivers and associates; the successful transition of our western United States rail operations from BNSF Railway to Union Pacific Railroad; our ability to continue to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the COVID-19 pandemic and the associated responses of federal, state, and local governments and businesses; economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service; our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies; our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics; volatility in the market valuation of our investments in strategic partners and technologies; our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives; our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity; risks related to demand for our service offerings; risks associated with the loss of a significant customer or customers; capital investments that fail to match customer demand or for which we cannot obtain adequate funding; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, and our ability to recover fuel costs through our fuel surcharge programs; our ability to attract and retain qualified drivers and owner-operators; our reliance on owner-operators to provide a portion of our truck fleet; our dependence on railroads in the operation of our intermodal business; service instability from third-party capacity providers used by our business; changes in the outsourcing practices of our third-party logistics customers; difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers; variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations; political, economic, and other risks related to our cross-border operations; risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; significant systems disruptions, including those caused by cybersecurity events; exposure to claims and lawsuits in the ordinary course of business; and our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.